FORM 3          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

                                                    OMB Number:        3235-0104
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response.......0.5

  (Print or Type Responses)
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
1.  Name and Address of Reporting Person*       2. Date of Event       4.  Issuer Name and Ticker or Trading Symbol
                                                   Requiring
    Evans, David F.                                Statement               UniComp, Inc.  (UCMP)
-----------------------------------------          (Month/Day/Year)    --------------------------------------------------
    (Last)    (First)    (Middle)
                                                    May 14, 2002       5.  Relationship of Reporting Person(s) to Issuer
    15 West South Temple, Suite 1200
-----------------------------------------       --------------------       (Check all applicable)
         (Street)                                3. IRS Identification   ___  Director         _X__  10% Owner
                                                    Number of            ___  Officer (give    ___   Other (specify
    Salt Lake City, Utah  84101                     Reporting Person,         title below)           below)
-----------------------------------------           if an entity        -------------------------------------------------
    (City)   (State)  (Zip)                         (voluntary)
                                                                        6. If Amendment, Date of Original (Month/Day/Year)

                                                                        -------------------------------------------------
                                                                        7. Individual or Joint/Group Filing (Check
                                                                           Applicable Line)
                                                                            X Form filed by One Reporting Person
                                                                              Form filed by More Than One Reporting Person

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             Table I " Non-Derivative Securities Beneficially Owned
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1. Title of Security             2. Amount of Securities     3. Ownership        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                       Beneficially Owned          Form:  Direct       (Instr. 5)
                                   (Instr. 4)                   (D) or Indirect
                                                                (I)(Instr.5)
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
Common Stock                       3,019,000                      D
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Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.            SEC 1473 (2-99)
* If the form is filed by more than one reporting person,
see Instruction 5(b)(v).

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FORM 3 (continued)

               Table II " Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative    2. Date Exercisable        3. Tile and Amount of       4. Conversion   5. Ownership     6. Nature of
   Security (Instr. 4)       and Expiration Date        Securities Underlying        or             Form of          Indirect
                             (Month/Day/Year)           Derivative Security         Exercise        Derivative       Beneficial
                                                        (Instr. 4)                  Price of        Security;        Ownership
                          Date           Expiration                                 Derivative      Direct (D)       (Instr. 5)
                          Exercisable    Date           Title      Amount or        Security        or Indirect
                                                                   Number of                        (I)
                                                                   Shares                           (Instr. 5)

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
Warrant to Purchase        5/14/02       5/14/07      Common Stock  3,000,000        $.025              D
Common Stock

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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


                        By: /s/                                     May 23, 2002
                           -----------------------------------      ------------
                           **Signature of Reporting Person              Date

                                                                          Page 2
                                                                 SEC 1473 (2-99)

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